As filed with the Securities and Exchange Commission on April 29, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAGELLAN MIDSTREAM PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	73-1599053
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Williams Center

Tulsa, Oklahoma 74172

(Address of principal executive offices, including zip code)

Magellan Midstream Partners Long-Term Incentive Plan

(Full title of the plan)

Douglas J. May

One Williams Center

Tulsa, Oklahoma 74172

(Name and address of agent for service)

(918) 574-7000

(Telephone number, including area code, of agent for service)

Copies to:

Ryan J. Maierson

Kevin M. Richardson

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Units	1,800,000 Units	$46.015	$82,827,000.00	$9,036.43

(1)

Represents common units representing limited partner interests of the Registrant (“Common Units”) issuable under the Magellan Midstream Partners Long-Term Incentive Plan, as amended or restated from time to time (the “Plan”). The Plan authorizes the issuance of up to 13,700,000 Common Units, of which 1,800,000 Common Units are being registered hereunder and 11,900,000 Common Units have been registered previously. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such additional number of Common Units that become available under the Plan because of events such as recapitalizations, unit distributions, unit splits or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act, based on the average of the high and low trading prices of our Common Units reported on the New York Stock Exchange on April 23, 2021.

INTRODUCTION

On April 22, 2021, the limited partners of Magellan Midstream Partners, L.P. (“we,” “our” and the “Registrant”) approved an amendment to the Plan, which, among other things, increased the number of authorized Common Units that may become issuable under the Plan by 1,800,000 Common Units.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), the information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) or in a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities

The Plan authorizes the issuance of up to 13,700,000 Common Units. We previously registered (i) 2,800,000 Common Units (after giving effect to two two-for-one splits of Common Units occurring on April 12, 2005 and on October 12, 2012, respectively) issuable under the Plan on the Registration Statement on Form S-8 filed with the Commission on October 16, 2001, as amended on August 4, 2011 (Registration No. 333-71670), (ii) 3,600,000 Common Units (after giving effect to the two-for-one split of Common Units occurring on October 12, 2012) issuable under the Plan on the Registration Statement on Form S-8 filed with the Commission on November 7, 2007 (Registration No. 333-147206), (iii) 3,000,000 Common Units (after giving effect to the two-for-one split of Common Units occurring on October 12, 2012) issuable under the Plan on the Registration Statement on Form S-8 filed with the Commission on August 4, 2011 (Registration No. 333-176062) and (iv) 2,500,000 Common Units issuable under the Plan on the Registration Statement on Form S-8 filed with the Commission on August 2, 2016 (Registration No. 333-212836) (collectively, the “Prior Registration Statements”). Under this Registration Statement, we are registering an additional 1,800,000 Common Units issuable under the Plan. The contents of the Prior Registration Statements are incorporated by reference herein, to the extent not modified or superseded thereby or by any subsequently filed document that is incorporated by reference herein or therein.

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 18, 2021, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on April 29, 2021;

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on April 23, 2021, only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of Section 18 of the Exchange Act; and

(d) The description of the Registrant’s common units and partnership agreement contained in the Registrant’s Registration Statement on Form 8-A filed on February 2, 2001, as amended by

Amendment No. 1 on Form 8-A/A filed on November 5, 2009, Amendment No. 2 on Form 8-A/A filed on October 28, 2011, and any subsequent amendment thereto filed for the purpose of updating such description.

All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Under the terms of the Registrant’s Agreement of Limited Partnership (the “Partnership Agreement”), the Registrant will indemnify and hold harmless the following persons, in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative:

(1) the general partner of the Registrant (the “General Partner”);

(2) any former general partner of the Registrant (the “Departing Partner”);

(3) any person who is or was an affiliate of the General Partner or any Departing Partner;

(4) any person who is or was a member, partner, officer, director, employee, agent or trustee of any of the Registrant, its subsidiaries, the General Partner or any Departing Partner or any affiliate of any the Registrant, its subsidiaries, the General Partner or any Departing Partner; or

(5) any person who is or was serving at the request of the General Partner or Departing Partner or any affiliate of the General Partner or any Departing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person.

Any indemnification under these provisions will only be out of the assets of the Registrant. Unless the General Partner agrees otherwise, it will not be personally liable for, or have any obligation to contribute or loan any monies or property to the Registrant to enable it to effectuate, indemnification. The Registrant may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates and such other persons as the General Partner determines, covering liabilities that may be asserted against, or expense that may be incurred by, such persons for the Registrant’s activities or such person’s activities on behalf of the Registrant, regardless of whether the Registrant would have the power to indemnify such person against such liabilities under the Partnership Agreement.

In order to establish clear procedures and parameters with respect to various aspects of indemnification, including, among other things, determinations of entitlement, payment of indemnification and expense advancement amounts and dispute resolution mechanisms, the board of directors of the General Partner approved a form of indemnification agreement for the directors and officers of the General Partner and authorized the Registrant and the General Partner to enter into indemnification agreements based on such form with the directors and officers of the General Partner. The indemnification agreements provide that the Registrant and the General Partner will indemnify these directors and officers to the fullest extent permitted under Delaware law, subject to certain presumptions and limitations set forth in the agreements. The indemnification agreements also provide that these directors and officers will be entitled to the advancement of expenses, including reasonable attorneys’ fees, as permitted by applicable law and sets forth the procedures for determining entitlement to and obtaining indemnification and expense advancement. The indemnification agreements also provide that the Registrant must use commercially reasonable efforts to maintain specified director and officer liability insurance coverage. The majority of these indemnification agreements were executed and dated as of November 2, 2015.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Fifth Amended and Restated Agreement of Limited Partnership of Magellan Midstream Partners, L.P. dated September 28, 2009 (filed as Exhibit 3.1 to Form 8-K filed September 30, 2009).

4.2	Amendment No. 1 dated October 27, 2011 to Fifth Amended and Restated Agreement of Limited Partnership of Magellan Midstream Partners, L.P. dated September 28, 2009 (filed as Exhibit 3.1 to Form 8-K filed October 28, 2011).

4.3	Amendment No. 2 dated January 16, 2017 to Fifth Amended and Restated Agreement of Limited Partnership of Magellan Midstream Partners, L.P. dated September 28, 2009 (filed as Exhibit 3.2 to Form 8-K filed January 17, 2017).

4.4	Amendment No. 3 dated October 25, 2018 to Fifth Amended and Restated Agreement of Limited Partnership of Magellan Midstream Partners, L.P. dated September 28, 2009 (filed as Exhibit 3.1 to Form 8-K filed October 26, 2018).

4.5	Amendment No. 4 dated September 25, 2020 to Fifth Amended and Restated Agreement of Limited Partnership of Magellan Midstream Partners, L.P. dated September 28, 2009 (filed as Exhibit 3.1 to Form 8-K filed September 25, 2020).

4.6	Magellan Midstream Partners Long-Term Incentive Plan, as amended and restated, dated January 26, 2021 (incorporated by reference to Exhibit 10(a) to Form 10-K filed on February 18, 2021).

4.7	Amendment No. 1 dated April 1, 2021 to Magellan Midstream Partners Long-Term Incentive Plans (filed as Exhibit 10.2 to Form 10-Q filed April 29, 2021).

5.1+	Opinion of Latham & Watkins LLP.

23.1+	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2+	Consent of Independent Registered Public Accounting Firm.

24+	Power of Attorney (included in the signature page to this Registration Statement).

+	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on this 29th day of April, 2021.

MAGELLAN MIDSTREAM PARTNERS, L.P.

By:	MAGELLAN GP, LLC, its general partner

By:	/s/ Jeff L. Holman
Name:	Jeff L. Holman
Title:	Senior Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael N. Mears and Douglas J. May, and each of them, either one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post- effective amendments to this Registration Statement (including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Michael N. Mears Michael N. Mears	Chairman of the Board and Principal Executive Officer of Magellan GP, LLC, General Partner of Magellan Midstream Partners, L.P.	April 29, 2021

/s/ Jeff L. Holman Jeff L. Holman	Principal Financial and Accounting Officer of Magellan GP, LLC, General Partner of Magellan Midstream Partners, L.P.	April 29, 2021

/s/ Walter R. Arnheim Walter R. Arnheim	Director of Magellan GP, LLC, General Partner of Magellan Midstream Partners, L.P.	April 29, 2021

/s/ Robert G. Croyle Robert G. Croyle	Director of Magellan GP, LLC, General Partner of Magellan Midstream Partners, L.P.	April 29, 2021

/s/ Lori A. Gobillot Lori A. Gobillot	Director of Magellan GP, LLC, General Partner of Magellan Midstream Partners, L.P.	April 29, 2021

/s/ Edward J. Guay Edward J. Guay	Director of Magellan GP, LLC, General Partner of Magellan Midstream Partners, L.P.	April 29, 2021

Signature	Capacity	Date

/s/ Chansoo Joung Chansoo Joung	Director of Magellan GP, LLC, General Partner of Magellan Midstream Partners, L.P.	April 29, 2021

/s/ Stacy P. Methvin Stacy P. Methvin	Director of Magellan GP, LLC, General Partner of Magellan Midstream Partners, L.P.	April 29, 2021

/s/ James R. Montague James R. Montague	Director of Magellan GP, LLC, General Partner of Magellan Midstream Partners, L.P.	April 29, 2021

/s/ Barry R. Pearl Barry R. Pearl	Director of Magellan GP, LLC, General Partner of Magellan Midstream Partners, L.P.	April 29, 2021